EXHIBIT 99.1

Gartner	Press Release
CONTACT:
Sherief Bakr
Group Vice President, Investor Relations
+1 203 316 6537
investor.relations@gartner.com
Gartner Reports Financial Results for Fourth Quarter and Full Year 2016
Total Contract Value up 14% YoY FX Neutral to $1.93 Billion
Fourth Quarter Revenue Increased 10% YOY FX Neutral to $703.2 Million
STAMFORD, Conn., February 2, 2017 — Gartner, Inc. (NYSE: IT), the leading provider of research and analysis on the global information technology industry, today reported results for fourth quarter and full year 2016 and provided its preliminary financial outlook for full year 2017.
For fourth quarter 2016, total revenue was $703.2 million, an increase of 9% over fourth quarter 2015. Excluding the impact of foreign exchange, revenues increased 10% in fourth quarter 2016. For the fourth quarter 2016 net income was $66.5 million; Normalized EBITDA was $145.1 million, an increase of 6% over fourth quarter 2015 as reported and 3% adjusted for the foreign exchange impact. Diluted Earnings Per Share was $0.79 in fourth quarter 2016 compared to $0.78 in fourth quarter 2015. Diluted Earnings Per Share Excluding Acquisition Adjustments was $0.97 in fourth quarter 2016 compared to $0.92 in fourth quarter 2015. (See “Non-GAAP Financial Measures” below for definitions of Normalized EBITDA and Diluted Earnings Per Share Excluding Acquisition Adjustments).
For full year 2016, total revenue was $2.44 billion, an increase of 13% over 2015 as reported and 14% adjusted for the foreign exchange impact. Net income was $193.6 million in 2016, an increase of 10% compared to 2015. Normalized EBITDA was $457.1 million in 2016, an increase of 12% compared to 2015 and 10% adjusted for the foreign exchange impact. Diluted Earnings Per Share was $2.31 in 2016. Diluted Earnings Per Share Excluding Acquisition Adjustments increased 24%, to $2.96 in 2016 compared to $2.39 in 2015.
Gene Hall, Gartner’s chief executive officer, commented, "Gartner had another great year in 2016. We continued our trend of double digit growth and executed on a number of key strategic initiatives designed to drive long-term growth. In the fourth quarter, Total Contract Value growth accelerated and we saw improvements in our retention and productivity metrics. In early January, we announced our agreement to acquire CEB, which we expect will deliver significant value to our shareholders over both the short and long-term. While our teams are excited about the expanded opportunities the acquisition will create, we are committed to execute on our 2017 outlook."
Business Segment Highlights
Research
Revenue for fourth quarter 2016 was $478.8 million, up 14% compared to fourth quarter 2015 and 15% adjusted for the foreign exchange impact. The quarterly gross contribution margin was 68% in both 2016 and 2015. Total contract value was $1.93 billion at December 31, 2016, an increase of 9% on a reported basis and 14% on a foreign exchange neutral basis compared to December 31, 2015. Client retention was 84% in both fourth quarter of 2016 and 2015. Wallet retention was 104% and 105% in fourth quarter 2016 and 2015, respectively.

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Consulting
Revenue for fourth quarter 2016 was $88.1 million, which was up slightly compared to fourth quarter 2015. Excluding the foreign exchange impact, revenues increased 1%. The gross contribution margin was 26% and 30% in fourth quarter 2016 and 2015, respectively. Fourth quarter 2016 utilization was 65% compared to 67% in fourth quarter 2015. As of December 31, 2016, billable headcount was 628 compared to 606 at year-end 2015. Backlog was $103.8 million at December 31, 2016 compared to $117.7 million at December 31, 2015. The backlog decline was mostly due to a large contract booked in 2015 in a non-target geography. Excluding that contract, backlog decreased by about 4% year-over-year. The $103.8 million of backlog at year-end 2016 represents approximately 4 months of forward backlog, which is in line with the Company's operational target.
Events
Revenue for fourth quarter 2016 was $136.3 million compared to $135.3 million in the fourth quarter 2015, an increase of 1% on a reported basis but was flat excluding the foreign exchange impact. The gross contribution margin was 54% in fourth quarter 2016 compared to 57% in the prior year quarter. The Company held 14 events with 24,080 attendees in fourth quarter 2016 compared to 15 events and 24,208 attendees in fourth quarter 2015.
Adoption of FASB ASU No. 2016-09

Gartner early adopted Financial Accounting Standards Board Accounting Standards Update (ASU) 2016-09, Improvements to Employee Share-Based Payment Accounting ("ASU No. 2016-09"), which changes the accounting for stock-based compensation awards, in the third quarter of 2016. Among the changes in ASU No. 2016-09 that impacted Gartner is the requirement to recognize certain tax benefits that arise from the settlement/exercise of stock-based compensation awards in the income statement whereas previously these benefits were recorded in stockholders' equity. In addition, these benefits are required to be classified in the cash flow statement as an operating cash flow whereas previously they were classified as financing cash flows. These accounting changes were applied to the beginning of the Company's fiscal year and as a result our diluted earnings per share for the year ended December 31, 2016 increased by $0.12 per share and our operating cash flow increased by $10.0 million. Our reported financial results for periods prior to 2016 were not impacted.
Cash Flow and Balance Sheet Highlights
Gartner generated $365.6 million of operating cash flow in full year 2016 compared to $345.6 million in 2015. As discussed above, the adoption of ASU 2016-09 benefited our reported operating cash flow in 2016 by $10.0 million. Free Cash Flow for the full year 2016 was $347.2 million, an increase of 10% compared to 2015 (See “Non-GAAP Financial Measures” below for the definition of Free Cash Flow). During 2016 the Company used $59.0 million in cash to repurchase its common shares and $34.2 million for acquisitions, $50.0 million for capital expenditures, and $31.4 million for acquisition and integration payments. As of December 31, 2016, the Company had $702.5 million of debt outstanding, $474.2 million of cash, and $1.1 billion of additional borrowing capacity under its revolving credit facility.
Financial Outlook for 2017
The Company also provided its preliminary financial outlook for 2017:
Projected Revenue

($ in millions)	2017 Projected Range			% Change
Research	$2,050	—	$2,085	12%	—	14%
Consulting	345	—	360	—	—	4
Events	285	—	300	6	—	12
Total Revenue	$2,680	—	$2,745	10%	—	12%

Gartner, Inc.	page 2

Projected Earnings and Cash Flow (1)

($ in millions, except per share data)	2017 Projected Range			% Change
GAAP Diluted Earnings Per Share	$2.80	—	$3.00	21%	—	30%
Diluted Earnings Per Share Excluding Acquisition Adjustments	3.15	—	3.35	6	—	13
Operating Income	360		390	18		28
Normalized EBITDA	495	—	530	8	—	16

Operating Cash Flow	385	—	415	5	—	14
Acquisition and Integration Payments	38	—	38	21	—	21
Capital Expenditures	(75)	—	(80)	51	—	61
Free Cash Flow	$348	—	$373	—%	—	7%
(1) See “Non-GAAP Financial Measures” below for definitions of Diluted Earnings Per Share Excluding Acquisition Adjustments, Normalized EBITDA, and Free Cash Flow.
Definitive Agreement to Acquire CEB Inc.
On January 5, 2017, Gartner and CEB Inc. (NYSE: CEB) ("CEB"), the industry leader in providing best practice and talent management insights, announced that they have entered into a definitive agreement whereby Gartner will acquire all of the outstanding shares of CEB in a cash and stock transaction valued at approximately $2.6 billion. Gartner will also assume (and refinance) approximately $0.9 billion in CEB debt. The transaction has been unanimously approved by the Boards of Directors of both companies. Closing of the transaction is subject to the approval of CEB shareholders and the satisfaction of customary closing conditions, including applicable regulatory approvals. On February 1, 2017, the Federal Trade Commission granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to the proposed transaction. Closing of the transaction is expected to be completed in the first half of 2017. Additional information, to include the press release announcing the proposed transaction, can be obtained at Gartner's Investor Relations site at www.gartner.com.
Conference Call Information
Gartner has scheduled a conference call at 8:30 a.m. eastern time on Thursday, February 2, 2017 to discuss the Company’s financial results. The conference call will be available via the Internet by accessing the Company’s website at http://investor.gartner.com or by dial-in. The U.S. dial-in number is 888-713-4211 and the international dial-in number is 617-213-4864 and the participant passcode is 19065733#. The question and answer session of the conference call will be open to investors and analysts only. A replay of the webcast will be available for approximately 30 days following the call on the Company's website. In addition, a transcript of the call will also be available on the Company's website shortly after the conclusion of the call.
Annual Meeting of Stockholders
Gartner will hold its 2017 Annual Meeting of Stockholders at 10:00 a.m. eastern time on June 1, 2017 at the Company’s offices in Stamford, Connecticut.
About Gartner

Gartner, Inc. (NYSE: IT) is the world’s leading information technology research and advisory company. Gartner delivers the technology-related insight necessary for our clients to make the right decisions, every day. From CIOs and senior IT leaders in corporations and government agencies, to business leaders in high-tech and telecom enterprises and professional services firms, to supply chain and digital marketing professionals and technology investors, Gartner is the valuable partner to clients in 11,122 distinct enterprises. Through the resources of Gartner Research, Consulting and Events, we work with clients to research, analyze and interpret the business of IT within the context of their individual roles. Gartner is headquartered in Stamford, Connecticut, U.S.A., and as of December 31, 2016, had 8,813 associates, including 1,922 research analysts and consultants, and we operate in more than 90 countries. For more information, visit www.gartner.com.

Gartner, Inc.	page 3

Non-GAAP Financial Measures
Normalized EBITDA: Represents operating income excluding stock-based compensation expense, depreciation and amortization, accretion on obligations related to excess facilities, and acquisition and integration adjustments. We believe Normalized EBITDA is an important measure of our recurring operations as it excludes items that may not be indicative of our core operating results. Investors are cautioned that Normalized EBITDA is not a financial measure defined under generally accepted accounting principles and as a result is considered a non-GAAP financial measure. We provide this measure to enhance the user’s overall understanding of the Company’s current financial performance and the Company’s prospects for the future. Normalized EBITDA should not be construed as an alternative to any other measure of performance determined in accordance with generally accepted accounting principles.

Diluted Earnings Per Share Excluding Acquisition Adjustments: Represents GAAP diluted earnings per share adjusted for the impact of certain items directly related to acquisitions. The adjustments items consist of the amortization of identifiable intangibles; incremental acquisition and integration charges related to the achievement of certain performance targets and employment conditions, as well as legal, consulting, severance, and other costs; and non-cash fair value adjustments on pre-acquisition deferred revenues. We believe Diluted Earnings Per Share Excluding Acquisition Adjustments is an important measure of our recurring operations as it excludes items that may not be indicative of our core operating results.

Free Cash Flow: Represents cash provided by operating activities plus cash acquisition and integration payments less payments for capital expenditures. We believe that Free Cash Flow is an important measure of the recurring cash generated by the Company’s core operations that is available to be used to repurchase our stock, repay debt obligations, invest in future growth through new business development activities, or make acquisitions.
Tables included in the Supplemental Information section at the end of this Press Release provide reconciliations of these Non-GAAP financial measures with the most directly comparable GAAP measure.
Safe Harbor Statement

Statements contained in this press release regarding the Company’s growth and prospects, projected financial results and all other statements in this release other than recitation of historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different. Such factors include, but are not limited to, the following: our ability to maintain and expand our products and services; our ability to expand or retain our customer base; our ability to grow or sustain revenue from individual customers; our ability to attract and retain a professional staff of research analysts and consultants as well as experienced sales personnel upon whom we are dependent; our ability to achieve and effectively manage growth, including our ability to integrate acquisitions and consummate future acquisitions; our ability to pay our debt; our ability to achieve continued customer renewals and achieve new contract value, backlog and deferred revenue growth in light of competitive pressures; our ability to carry out our strategic initiatives and manage associated costs; our ability to successfully compete with existing competitors and potential new competitors; our ability to enforce or protect our intellectual property rights; additional risks associated with international operations including foreign currency fluctuations; the impact of restructuring and other charges on our businesses and operations; general economic conditions; risks associated with the creditworthiness and budget cuts of governments and agencies; and other factors described under “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2015, which can be found on Gartner’s website at www.investor.gartner.com and the SEC’s website at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and Gartner disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

Gartner, Inc.	page 4

Additional Information and Where to Find It

This communication references a proposed business combination involving Gartner and CEB. In connection with the proposed transaction, Gartner will file with the Securities and Exchange Commission ("SEC") a Registration Statement on Form S-4 that includes the preliminary proxy statement of CEB and that will also constitute a prospectus of Gartner. The information in the preliminary proxy statement/prospectus is not complete and may be changed. Gartner may not issue the common stock referenced in the proxy statement/prospectus until the Registration Statement on Form S-4 filed with the SEC becomes effective. The preliminary proxy statement/prospectus, this press release and any related communication are not offers to sell Gartner securities, are not soliciting an offer to buy Gartner securities in any state where the offer and sale is not permitted and are not a solicitation of any vote or approval. The definitive proxy statement/prospectus will be mailed to stockholders of CEB.

GARTNER AND CEB URGE INVESTORS AND SECURITY HOLDERS TO READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders will be able to obtain these materials (when they are available) and other documents filed with the SEC free of charge at the SEC’s website, www.sec.gov. Copies of documents filed with the SEC by Gartner (when they become available) may be obtained free of charge on Gartner’s website at www.gartner.com or by directing a written request to Gartner, Inc., Investor Relations, 56 Top Gallant Road Stamford, CT 06902-7747. Copies of documents filed with the SEC by CEB (when they become available) may be obtained free of charge on CEB’s website at www.cebglobal.com or by directing a written request to CEB, Inc., care of Investor Relations, 1919 North Lynn Street, Arlington, VA 22209.

Participants in the Merger Solicitation

Each of Gartner, CEB and their respective directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding these persons who may, under the rules of the SEC, be considered participants in the solicitation of CEB stockholders in connection with the proposed transaction is set forth in the proxy statement/prospectus described above filed with the SEC. Additional information regarding Gartner’s executive officers and directors is included in Gartner’s definitive proxy statement, which was filed with the SEC on April 11, 2016. Additional information regarding CEB’s executive officers and directors is included in CEB’s definitive proxy statement, which was filed with the SEC on April 29, 2016. You can obtain free copies of these documents using the information in the paragraph immediately above.

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Gartner, Inc.	page 5

GARTNER, INC.
Condensed Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2016	2015		2016	2015
Revenues:
Research	$478,778	$420,499	14%	$1,829,721	$1,583,486	16%
Consulting	88,124	87,921	—%	346,214	327,735	6%
Events	136,315	135,348	1%	268,605	251,835	7%
Total revenues	703,217	643,768	9%	2,444,540	2,163,056	13%
Costs and expenses:
Cost of services and product development	279,063	257,217	8%	945,648	839,076	13%
Selling, general and administrative	289,862	258,809	12%	1,089,184	962,677	13%
Depreciation	9,782	8,850	11%	37,172	33,789	10%
Amortization of intangibles	6,183	6,359	(3)%	24,797	13,342	86%
Acquisition and integration charges	9,640	10,912	(12)%	42,598	26,175	63%
Total costs and expenses	594,530	542,147	10%	2,139,399	1,875,059	14%
Operating income	108,687	101,621	7%	305,141	287,997	6%
Interest expense, net	(5,822)	(6,013)	(3)%	(25,116)	(20,782)	21%
Other income (expense), net	3,320	1,059	>100	8,406	4,996	68%
Income before income taxes	106,185	96,667	10%	288,431	272,211	6%
Provision for income taxes	39,700	30,904	28%	94,849	96,576	(2)%
Net income	$66,485	$65,763	1%	$193,582	$175,635	10%

Income per common share:
Basic	$0.80	$0.80	—%	$2.34	$2.09	12%
Diluted	$0.79	$0.78	1%	$2.31	$2.06	12%
Weighted average shares outstanding:
Basic	82,637	82,677	—%	82,571	83,852	(2)%
Diluted	83,939	83,890	—%	83,820	85,056	(1)%

BUSINESS SEGMENT DATA
(Unaudited; in thousands)

	Revenue	Direct Expense	Gross Contribution	Contribution Margin
Three Months Ended 12/31/16
Research	$478,778	$152,130	$326,648	68%
Consulting	88,124	64,812	23,312	26%
Events	136,315	63,234	73,081	54%
TOTAL	$703,217	$280,176	$423,041	60%
Three Months Ended 12/31/15
Research	$420,499	$135,494	$285,005	68%
Consulting	87,921	61,903	26,018	30%
Events	135,348	58,248	77,100	57%
TOTAL	$643,768	$255,645	$388,123	60%
Twelve Months Ended 12/31/16
Research	$1,829,721	$561,961	$1,267,760	69%
Consulting	346,214	238,629	107,585	31%
Events	268,605	131,950	136,655	51%
TOTAL	$2,444,540	$932,540	$1,512,000	62%
Twelve Months Ended 12/31/15
Research	$1,583,486	$486,659	$1,096,827	69%
Consulting	327,735	220,542	107,193	33%
Events	251,835	121,308	130,527	52%
TOTAL	$2,163,056	$828,509	$1,334,547	62%

SELECTED STATISTICAL DATA (unaudited)

	December 31, 2016	December 31, 2015
Total contract value (a), (b)	$1.930	$1.768
Research contract value (b), (c)	$1.923	$1.761
Research client retention	84%	84%
Research wallet retention	104%	105%
Research client enterprises	11,122	10,796

Consulting backlog (d)	$103,800	$117,700
Consulting—quarterly utilization	65%	67%
Consulting billable headcount	628	606
Consulting—average annualized revenue per billable headcount (d)	$372	$389

Events—number of events for the quarter	14	15
Events—attendees for the quarter	24,080	24,208
(a) Total contract value represents the value attributable to all of our subscription-related contracts. It is calculated as the annualized value of all contracts in effect at a specific point in time, without regard to the duration of the contract. Total contract value primarily includes Research deliverables for which revenue is recognized on a ratable basis, as well as other deliverables (primarily Events tickets) for which revenue is recognized when the deliverable is utilized.
(b) In billions.
(c) Research contract value represents the value attributable to all of our subscription-related research products that recognize revenue on a ratable basis. Contract value is calculated as the annualized value of all subscription research contracts in effect at a specific point in time, without regard to the duration of the contract.
(d) In thousands.

Selected Balance Sheet data (Unaudited; in thousands)

	December 31,
	2016	2015
Cash and cash equivalents	$474,233	$372,976
Fees receivable, net	643,013	580,763
Total assets	2,367,335	2,174,686
Deferred revenues	989,478	900,801
Total current and long-term debt	702,500	825,000
Total liabilities	2,306,457	2,307,086
Total stockholders’ equity (deficit)	$60,878	$(132,400)
Selected Cash Flow Data (Unaudited; in thousands):

	Twelve Months Ended December 31,
	2016	2015
Cash provided by operating activities	$365,632	$345,561
Cash paid for capital expenditures	49,863	46,128
Cash paid for treasury stock	58,961	509,049
Cash paid for acquisitions	34,186	196,229
Cash (payments) borrowings on debt (including fees paid), net	$(124,975)	$420,000
SUPPLEMENTAL INFORMATION
Reconciliation - Operating income to Normalized EBITDA (a) (Unaudited; in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Net income	$66,485	$65,763	$193,582	$175,635
Interest expense, net	5,822	6,013	25,116	20,782
Other (income) expense, net	(3,320)	(1,059)	(8,406)	(4,996)
Tax provision	39,700	30,904	94,849	96,576
Operating income	$108,687	$101,621	$305,141	$287,997
Normalizing adjustments:
Stock-based compensation expense (b)	10,533	9,169	46,661	46,149
Depreciation, accretion, and amortization (c)	15,986	15,226	62,057	47,214
Acquisition and integration adjustments (d)	9,899	10,912	43,285	26,175
Normalized EBITDA	$145,105	$136,928	$457,144	$407,535
(a) Normalized EBITDA is based on GAAP operating income adjusted for certain normalizing adjustments.
(b) Consists of charges for stock-based compensation awards.
(c) Includes depreciation expense, accretion on excess facilities accruals, and amortization of intangibles.
(d) Consists of directly-related incremental expenses from acquisitions and non-cash fair value adjustments on pre-acquisition deferred revenues.

Reconciliation - Diluted Earnings Per Share to Diluted Earnings Per Share Excluding Acquisition Adjustments (a) (Unaudited; in thousands, except per share amounts):

	Three Months Ended December 31,
	2016		2015
	Total Amount	EPS	Total Amount	EPS
Diluted earnings per share	$66,485	$0.79	$65,763	$0.78
Acquisition adjustments:
Amortization of acquired intangibles (b)	6,089	0.07	6,266	0.07
Acquisition and integration adjustments (c)	9,899	0.12	10,909	0.13
Tax impact of adjustments (d)	(1,258)	(0.01)	(5,355)	(0.06)
Diluted earnings per share excluding acquisition adjustments (e)	$81,215	$0.97	$77,583	$0.92

	Twelve Months Ended December 31,
	2016		2015
	Total Amount	EPS	Total Amount	EPS
Diluted earnings per share	$193,582	$2.31	$175,635	$2.06
Acquisition adjustments:
Amortization of acquired intangibles (b)	24,421	0.29	12,967	0.15
Acquisition and integration adjustments (c)	43,285	0.52	26,174	0.31
Tax impact of adjustments (d)	(13,090)	(0.16)	(11,730)	(0.13)
Diluted earnings per share excluding acquisition adjustments (e)	$248,198	$2.96	$203,046	$2.39

(a)	Diluted earnings per share excluding acquisition adjustments represents GAAP diluted earnings per share adjusted for the impact of certain items directly-related to acquisitions.

(b)	Consists of non-cash amortization charges from acquired intangibles.

(c)	Consists of directly-related incremental charges from acquisitions and non-cash fair value adjustments on pre-acquisition deferred revenues.

(d)
The effective tax rates were 8% and 19% for the three and twelve months ended December 31, 2016, and 31% and 30% for the three and twelve months ended December 31, 2015. The 2016 effective rates decreased because a larger percentage of the costs in 2016 had no associated tax benefit.

(e)
The EPS is calculated based on 83.9 million and 83.8 million shares for the three and twelve months ended December 31, 2016, respectively, and 83.9 million and 85.1 million shares for the three and twelve months ended December 31, 2015, respectively.

Reconciliation - Cash Provided by Operating Activities to Free Cash Flow (a) (Unaudited; in thousands):

	Twelve Months Ended December 31,
	2016	2015
Cash provided by operating activities	$365,632	$345,561
Adjustments:
Cash acquisition and integration payments	31,431	16,975
Cash paid for capital expenditures	(49,863)	(46,128)
Free Cash Flow	$347,200	$316,408
(a) Free cash flow is based on cash provided by operating activities determined in accordance with GAAP plus cash acquisition and integration payments less additions to capital expenditures.

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